CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in the Registration Statement on Form N-1A of the Dunham Monthly Distribution Fund. Such reference is included in the Statement of Additional Information of the Dunham Monthly Distribution Fund under “Independent Registered Public Accounting Firm.”

Briggs, Bunting & Dougherty, LLP

Philadelphia, Pennsylvania

September 23, 2008